Exhibit 16.1

February 23, 2009

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statement made in Item 4.01 of Form 8-K by Accountabilities, Inc. dated February 23, 2009, which we understand will be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Rosen Seymour Shapss Martin & Company LLP
Rosen Seymour Shapss Martin & Company LLP